Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)
_________________

	Six Months Ended June 30, 2003	Three Months Ended June 30, 2003
Earnings before income taxes and minority interest	$7,509	$3,928
Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(104)	(61)
Dividends from less than 50% owned affiliates	38	1
Fixed charges	812	399
Interest capitalized, net of amortization	5	2

Earnings available for fixed charges	$8,260	$4,269

Fixed charges:
Interest incurred:
Consumer products	$652	$320
Financial services	54	26

	706	346
Portion of rent expense deemed to represent interest factor	106	53

Fixed charges	$812	$399

Ratio of earnings to fixed charges	10.2	10.7

Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)
_________________

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

Earnings before income taxes, minority interest and cumulative effect of accounting change	$18,098	$14,284	$14,087	$12,821	$9,215
Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(235)	(228)	(228)	(197)	(195)
Dividends from less than 50% owned affiliates	32	29	70	56	70
Fixed charges	1,643	1,945	1,348	1,363	1,386
Interest capitalized, net of amortization	10	10	7	(2)	(5)

Earnings available for fixed charges	$19,548	$16,040	$15,284	$14,041	$10,471

Fixed charges:
Interest incurred:
Consumer products	$1,331	$1,665	$1,087	$1,118	$1,166
Financial services	100	102	114	89	77

	1,431	1,767	1,201	1,207	1,243
Portion of rent expense deemed to represent interest factor	212	178	147	156	143

Fixed charges	$1,643	$1,945	$1,348	$1,363	$1,386

Ratio of earnings to fixed charges (A)	11.9	8.2	11.3	10.3	7.6

(A)

Earnings before income taxes and minority interest for the twelve months ended December 31, 2002 include a non-recurring pre-tax gain of $2,631 million related to the Miller transaction disclosed in Note 6 to Altria Group, Inc.’s condensed consolidated financial statements. Excluding this gain, the ratio of earnings to fixed charges would have been 10.3 for the twelve months ended December 31, 2002.